Tidal Trust I 485BPOS

Exhibit 99(i)(xli)

June 25, 2026

Tidal Trust I

234 West Florida Street, Suite 700

Milwaukee, Wisconsin 53204

Ladies and Gentlemen:

We consent to the incorporation by reference in this Registration Statement of our opinion dated August 26, 2025 regarding the sale of an unlimited number of shares of beneficial interest of the SoFi Agentic AI ETF, a series of Tidal Trust I. In giving this consent, however, we do not admit that we are experts within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ Godfrey & Kahn, S.C.

GODFREY & KAHN, S.C.